Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated June 12, 2019 relating to the financial statements of Ross Optical Industries, Inc. for the years ended June 30, 2018 and 2017 included in the Current Report on form 8-K/A of Precision Optics Corporation, Inc. filed August 15, 2019.

/s/ Stowe & Degon LLC

Stowe & Degon LLC

August 15, 2019

Westborough, Massachusetts